Exhibit (2)(n)(2)

[Letterhead of Shearman & Sterling LLP]

June 25, 2007

MLP & Strategic Equity Fund Inc.

4 World Financial Center

6th Floor

New York, New York 10080

Offering of Shares of Common Stock of MLP & Strategic Equity Fund Inc.

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to MLP & Strategic Equity Fund Inc. (the “Fund”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form N-2 (Reg. No. 333-141556; File No. 811-22040) (the “Registration Statement”) filed by the Fund on March 23, 2007, as amended on May 30, 2007. In connection therewith, we have also reviewed other records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below (collectively, the “Transaction Documents”). In this regard, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing the Transaction Documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified Transaction Documents of all copies submitted to us as conformed or reproduction copies. Further, we have assumed that all disclosures, representations and warranties in the Transaction Documents were true, correct and complete when made, and continue to be true correct and complete as of the date hereof, and that there has been, and will continue to be, full compliance with all agreements and covenants contained in the Transaction Documents. Additionally, we have relied as to factual matters upon, and have assumed the accuracy of, certain assumptions and certain representations and statements of employees and representatives of the Fund and other persons whom we have deemed appropriate.

Based upon the foregoing, in reliance thereon and subject thereto, and subject to the limitations, qualifications and assumptions set forth herein, and based further upon the Internal Revenue Code of 1986, as amended, Treasury regulations (including proposed Treasury regulations) promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof (and all of which are subject to change, possibly on a retroactive basis), we are of the opinion that the Fund will qualify as a regulated investment company for U.S. federal income tax purposes.

No opinion is expressed as to any matter not specifically addressed above, including any tax consequences under state, local or non-U.S. tax laws, and the reasonableness of our assumptions relied upon by us in rendering our opinion above. Moreover, this opinion is based upon current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in such law or practice unless we are specifically retained to do so. Furthermore, the conclusion set forth in this opinion of counsel is not binding upon the IRS or the courts, and no assurance can be given that the IRS will not take contrary positions upon an examination, or that a court will agree with such conclusions if litigated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Shearman & Sterling LLP